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                                                                    Exhibit 99.3




                              EXCHANGE AGENCY AGREEMENT


         THIS AGREEMENT is entered into as of October __, 1997, between IBJ Schroder Bank & Trust Company, a banking corporation organized under the laws of the State of New York, as Exchange Agent (the "Agent") and CapStar Hotel Company, a Delaware corporation (the "Company").

         The Company proposes to exchange $1,000 in principal amount of its 83/4% Senior Subordinated Notes Due 2007, (the "New Notes" or "Exchange Notes"), in exchange (the "Exchange Offer") for an equal aggregate principal amount of the Company's outstanding 83/4% Senior Subordinated Notes Due 2007 (the "Old Notes"), of which an aggregate of $150,000,000 in principal amount is outstanding, pursuant to the terms of the Company's Prospectus dated October __, 1997 (the "Prospectus") and the accompanying Letter of Transmittal (the "L/T"). The Exchange Offer will terminate at 5:00 pm New York City time, on
             , unless extended by the Company in its sole discretion (the "Expiration Date"). The New Notes are to be issued pursuant to the terms of the Indenture, dated as of August 19, 1997 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee").

         Subject to the provisions hereof, the Company hereby appoints the Agent, and the Agent hereby accepts such appointment, as Agent for the purposes of sending Exchange Offer documents to the record holders of Old Notes, receiving, accepting for delivery and otherwise acting upon tenders of the Old Notes (the "Certificates") in accordance with the form of L/T attached hereto and with the terms and conditions set forth herein and under the caption The "Exchange Offer" in the Prospectus.

         The Agent has received copies of the following documents
(collectively, the "Exchange Offer Documents") in connection with its appointment:

    (1)  the Prospectus;
    (2)  the L/T;
    (3)  a form of Notice of Guaranteed Delivery; and
    (4)  a form of Guidelines for Certification of Taxpayer
         Identification Number on Substitute Form W-9
         (attached to the L/T).

The Agent is authorized and hereby agrees to act as follows:

    (a) to address, and deliver by hand or next day courier, a complete set of the Exchange Offer Documents to each person who, prior to the Expiration Date, becomes a registered holder of Old Notes promptly after such person becomes a registered

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         holder of Old Notes;

    (b) to receive all tenders of Old Notes made pursuant to the Exchange Offer and stamp the L/T with the day, month and approximate time of receipt;

    (c) to examine each L/T and tendered Old Notes received to determine that all requirements necessary to constitute a valid tender have been met. The Agent shall be entitled to rely on the electronic messages sent by the Depository Trust Company (the "DTC") regarding ATOP delivery of the Notes to the Agent's account at DTC from the DTC participants listed on the DTC position listing provided to the Agent;

    (d) to take such actions necessary and appropriate to correct any irregularities or deficiencies associated with any tender not in proper order;

    (e) to follow the instructions of the Chief Financial Officer of the Company with respect to the waiver of any irregularities or deficiencies associated with any tender;

    (f) to hold all valid tenders of Old Notes subject to further instructions from the Chief Financial Officer of the Company;

    (g) to render a written report, in the form of Exhibit A attached hereto, on each business day during the Exchange Offer and promptly confirm, by telephone, the information contained therein to the Company at
         (202) 965-4455, Attention: Mr. John Emery;

    (h) to follow and act upon any written amendments, modifications or supplements to these instructions, any of which may be given to the Agent by the President, any Vice President or the Secretary of the Company or such other person or persons as they shall designate in writing;

    (i) to return to the presenters, in accordance with the provisions of the L/T, any certificates evidencing Old Notes that were not received in proper order and as to which the irregularities or deficiencies were not timely cured or waived;

    (j) in the event the Exchange Offer is consummated, to deliver authenticated Exchange Notes to tendering holders of Existing Notes, in accordance with the instructions of such holders specified in the respective L/T, as soon as practicable after receipt thereof;

    (k) to determine that all endorsements, guarantees, signatures, authorities, stock transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the Exchange Notes in a name other than that of the registered owner of the Old Notes;

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                                                                              3


    (l) to deliver to, or upon the order of, the Company all certificates evidencing Old Notes received pursuant to the Exchange Offer, together with any related assignment forms and other documents; and

    (m) subject to the other terms and conditions set forth in this Agreement, to take all other actions reasonable and necessary in the good faith judgment of the Agent, to effect the foregoing matters.

The Agent shall:

    (a) have no duties or obligations other than those specifically set forth above in paragraphs (a) through (m) or as may be subsequently agreed to in writing by the Company and the Agent;

    (b) not be required to refer to any documents for the performance of its obligations hereunder other than this Agreement, the L/T and the documents required to be submitted with the L/T; other than such documents, the Agent will not be responsible or liable for any terms, directions or information in the Prospectus or any other document or agreement unless the Agent specifically agrees thereto in writing or unless such terms, directions or information have been supplied by the Agent;

    (c) not be required to act on the directions of any person, including the persons named above, unless the Company provides a corporate resolution to the Agent or other evidence satisfactory to the Agent of the authority of such person;

    (d) not be required to, and shall make no representations and have no responsibilities as to, the validity, accuracy, value or genuineness of (i) the Exchange Offer, (ii) any certificates, L/Ts or documents prepared by the Company in connection with the Exchange Offer or (iii) any signatures or endorsements, other than its own;

    (e) not be obligated to take any legal action hereunder that might, in its judgement, involve any expense or liability, unless it has been furnished with reasonable indemnity by the Company;

    (f) be able to rely on and shall be protected in acting on the written or oral instructions with respect to any matter relating to its actions as Agent specifically covered by this Agreement, of any officer of the Company authorized to give instructions under paragraphs (g) or (h) above;

    (g) be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

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                                                                              4


    (h) be able to consult with counsel satisfactory to it (including counsel for the Company or staff counsel of the Agent) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

    (i) not be called on at any time to advise, and shall not advise, any person delivering a L/T pursuant to the Exchange Offer as to the value of the consideration to be received;

    (j) not be liable for anything which it may do or refrain from doing in connection with this Agreement, except for its own gross negligence, willful misconduct or bad faith;

    (k) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed on behalf of the Company and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto, which consent shall not be unreasonably withheld;

    (l) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act; and

    (m) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Agent does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by the Agent to be taken or omitted, in good faith or in the exercise of the Agent's best judgement, in reliance upon such assumption.

    The Agent shall be entitled to compensation of $2,500.00 upon commencement of the Exchange Offer for its services hereunder, plus reimbursement of its reasonable and necessary out-of-pocket expenses after submission to the Company of itemized statements, as hereinafter provided.

    The Company covenants and agrees to reimburse the Agent or indemnify it against, and hold it harmless from, any and all reasonable costs and expenses (including reasonable fees and expenses of counsel and allocated cost of staff counsel) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on its part by reason of or as a result of its compliance with the instructions set forth herein or with any additional or supplemental written instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement. The Company agrees to promptly notify the Agent of the extension of the Expiration Date.

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    This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. The parties agree to submit to the exclusive jurisdiction of the federal or state courts located in the State of New York, New York County.

    Unless otherwise expressly provided herein, all notices, requests, demands, requests for reimbursement and other communications hereunder shall be in writing, shall be delivered by hand, United States Mail, first class postage prepaid or by facsimile transmission, shall be deemed given when received and shall be addressed to the Agent and the Company at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

If to the Agent, to:    IBJ Schroder Bank & Trust Company
                        One State Street
                        New York, New York 10004
                        Attention: Reorganization Operations Dept.
                        Telephone Number:  (212) 858-2103
                        Facsimile Number:  (212) 858-2611

with copies to:         IBJ Schroder Bank & Trust Company
                        One State Street
                        New York, New York 10004
                        Attention: Corporate Finance Trust Services
                        Telephone Number:  (212) 858-2529
                        Facsimile Number:   (212) 858-2952

If to the Company,
to:                     CapStar Hotel Company
                        1010 Wisconsin Avenue, N.W.
                        Suite 650
                        Washington, D.C.  20007
                        Attention:  Paul W. Whetsell
                        Telephone Number: (202) 965-4455
                        Facsimile Number:  (202) 965-4445

with copies to:         Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, New York  10019-6064
                        Attention: Richard S. Borisoff, Esq.
                        Telephone Number: (212) 373-3000
                        Facsimile Number:  (212) 757-3990

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.


                             IBJ SCHRODER BANK & TRUST COMPANY


                             By:
                                  -------------------------------
                                  Name:
                                  Title: Vice President


                             By:   /s/ Luis Perez
                                 --------------------------------
                             Name:  Luis Perez
                             Title: Assistant Vice President


                             CAPSTAR HOTEL COMPANY


                             By:
                             Name:
                             Title:

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EXHIBIT A

                                    SAMPLE REPORT

                                                      Date:
                                                            ------------------
                                              Report Number:
                                                             -----------------
                                                 As of Date:
                                                             -----------------


Ladies and Gentlemen:

As Exchange Agent for the Exchange Offer dated             , we hereby render
the following report:

Principal Amount  previously received:
                                                 -----------------------

Principal Amount received today:
                                                 -----------------------

Principal Amount received against Guarantees:
                                                 -----------------------


Principal Amount withdrawn today:
                                                 -----------------------

TOTAL PRINCIPAL AMOUNT RECEIVED TO DATE:
                                                 -----------------------
                                                 -----------------------

RECAP OF PRINCIPAL AMOUNT RECEIVED BY GUARANTEES

Guarantees previously outstanding:
                                                 -----------------------

Guarantees received today:
                                                 -----------------------

Guarantees settled today:
                                                 -----------------------

Guarantees withdrawn today:
                                                 -----------------------

Guarantees outstanding:
                                                 -----------------------

TOTAL PRINCIPAL AMOUNT AND
GUARANTEES OUTSTANDING:
                                                 -----------------------
                                                 -----------------------


                                                 Very truly yours,


                                                 Reorganization Operations
                                                 Dept.